EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Heritage Financial Corporation of our report dated February 28, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Financial Corporation for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the proxy statement/prospectus.

       /s/ Crowe Horwath LLP

Crowe Horwath LLP

Sacramento, California
April 18, 2018